Exhibit 99.1

FOR IMMEDIATE RELEASE

Optical Communication Products Announces Fourth Quarter and
Fiscal Year 2006 Results

WOODLAND HILLS, CA – December 14, 2006 – Optical Communication Products, Inc. (NASDAQ GMS: OCPI), a leading manufacturer of fiber optic components, today announced its financial results for the fourth quarter and fiscal year ended September 30, 2006 and outlined its gross margin improvement initiatives.

Fiscal Year 2006 Performance and Operational Highlights

▪	Revenue growth of 25.3% to $70.1 million from $56.0 million for fiscal 2005.
▪	Earnings per diluted share of $0.01 compared to $0.01 for fiscal 2005.
▪	Gross margin of 29.1% compared to 38.7% for fiscal 2005.
▪	Initiated integrated Asian operations with August acquisition of GigaComm Corporation.
▪	Secured a leading position in Japan’s high-growth fiber-to-the-home (FTTH) market with the acquisition of GigaComm.
▪	Executed an agreement with SAE Magnetics in October of 2006 for low-cost, high-volume manufacturing in China beginning in fiscal 2007.
▪	Expanded and reinforced senior management team to drive global market initiatives.
▪	Launched new and complementary products to support WDM-based (wavelength division multiplexing) and metropolitan area network (MAN) markets.

Fiscal Year 2006 Financial Results

Revenue for the fiscal year ended September 30, 2006 was $70.1 million, an increase of 25.3% over fiscal 2005 revenue of $56.0 million. The increase was primarily due to increased demand from existing customers.

Backlog at September 30, 2006 was approximately $8.6 million as compared to $11.7 million at September 30, 2005.

Gross margin for fiscal 2006 was 29.1% compared with gross margin of 38.7% for fiscal 2005. The decrease was primarily related to increased direct labor costs, lower average selling prices (ASPs), and higher sales volume weighted toward a lower margin product mix.

Operating expenses totaled $24.4 million or 34.8% of revenue for fiscal 2006, compared with $24.3 million or 43.5% of revenue for fiscal 2005. The Company recorded stock-based compensation expense of $915,000 for fiscal 2006 in accordance with SFAS 123(R), which was adopted by the Company on October 1, 2005.

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Optical Communication Products, Inc.

December 14, 2006

OCP reported fiscal 2006 net income of $1.4 million or $0.01 per diluted share compared with net income of $941,000 or $0.01 per diluted share for fiscal 2005.

As of September 30, 2006, OCP had cash, cash equivalents and marketable securities totaling $126.9 million, working capital of $151.5 million, no long-term debt, and stockholders’ equity of $191.7 million.

Fourth Quarter Financial Results

Revenue for the fourth quarter ended September 30, 2006 was $19.1 million, an increase of 29.2% compared with revenue of $14.8 million for the fourth quarter of fiscal 2005, and an increase of 28.3% compared with revenue of $14.9 million for the third quarter of fiscal 2006.

Gross margin for the fourth quarter of fiscal 2006 was 22.9% compared with 42.8% for the fourth quarter of fiscal 2005 and 22.5% for the third quarter of fiscal 2006.

Operating expenses totaled $6.9 million or 35.9% of revenue for the fourth quarter of fiscal 2006, compared with $6.0 million or 40.2% of revenue for the fourth quarter of fiscal 2005. For the fourth quarter of fiscal 2006, the Company recorded stock-based compensation expense of $265,000 in accordance with SFAS 123(R).

Net loss for the fourth quarter of fiscal 2006 was $1.4 million or $0.01 per diluted share, compared with net income of $1.6 million or $0.01 per diluted share for the fourth quarter of fiscal 2005 and a net loss of $437,000 or $0.00 per diluted share for the third quarter of fiscal 2006.

OCP recently conducted a voluntary internal review of its past stock options grant practices. The review, which has been concluded, found no evidence of any misconduct in the Company’s practices in granting of stock options.

Gross Margin Improvement Initiatives

“Our gross margins declined significantly from 38.7% in fiscal 2005 to 29.1% in fiscal 2006, and from 42.8% in the fourth quarter of fiscal 2005 to 22.9% in the fourth quarter of fiscal 2006,” said Chief Executive Officer Philip F. Otto. “Historically, OCP has delivered strong gross margins relative to the industry. However, over the past year, gross margins have declined as a result of our current product mix, which included a higher percentage of low margin products, lower market ASPs, and higher labor costs. During fiscal 2007 we are implementing specific initiatives to improve gross margins while also accelerating our revenue growth as industry demand for fiber optic components increases. We expect to begin to see a measurable impact from our gross margin improvement initiatives in 2008 and we have established a long-term goal of restoring sustainable gross margins to levels greater than 30% as we grow.”

OCP’s gross margin improvement initiatives are as follows:

▪	Establishing higher volume manufacturing operations in China.

Optical Communication Products, Inc.

December 14, 2006

▪	Generating product cost savings by internally sourcing lasers from the Company’s recently acquired operation in Taiwan.
▪	Accelerating product development and speed-to-market programs through the integration of an additional design center located at OCP’s Taiwan operation.
▪

Reducing where feasible the percentage of low-margin products from the product mix while bringing higher ASP products to market, including high performance XFP/SFP+ products supporting 10 Gigabit Ethernet applications.

▪

Creating integrated, close-to-market operations in Asia, North America and Europe to more closely align with global customers and, in particular, to participate directly in the cost reduction and design activities centered in Asia.

▪	Instituting improved financial analysis and controls under the Company’s new chief financial officer.

“Following key management changes in the latter half of fiscal 2006, our new team is focused on achieving a number of important strategic milestones that will substantially enhance OCP’s competitive position,” Otto continued. “In a very short time we have established an integrated Asian business platform through our acquisition of Taiwan-based GigaComm and our recently announced partnership with SAE Magnetics, which we expect to result in the commencement of manufacturing in China by the fourth quarter of fiscal 2007.”

“Looking ahead, we are expecting revenue of $80.0 million to $90.0 million for fiscal 2007, including GigaComm. As we further implement our operational initiatives outlined above, execute our speed-to-market product strategies, and position the Company for accelerated growth as a globally competitive fiber optic and FTTH components supplier, our fiscal 2007 plan also calls for a year-over-year increase in operating expenses of approximately 40% to 45% (including estimated non-recurring transition charges of $3.0 to $3.5 million for the move of manufacturing to China). Until these initiatives take effect, we expect a significant gross margin decline in the first half of fiscal 2007 compared with fourth quarter gross margin of 22.9%, with the potential for modest quarter-to-quarter improvements later in the year.”

Conference Call and Webcast

Chief Executive Officer Philip F. Otto and Chief Financial Officer Frederic T. Boyer will hold a conference call with the financial community today at 5:00 pm EST/2:00 pm PST to review the Company’s financial performance and strategic objectives.

Interested parties may participate in the conference call by dialing 800-240-4186. International callers may dial 303-262-2139. When prompted, ask for the "Optical Communication Products Investor Conference Call." A telephonic replay of the conference call may be accessed approximately two hours after the call through January 14, 2007, by dialing 800-405-2236. International callers may dial 303-590-3000. The replay access code is 11078043#.

The conference call will be webcast simultaneously. The link to the webcast is available on OCP's website at www.OCP-inc.com under Investors: Event Calendar and will be archived for 12 months.

Optical Communication Products, Inc.

December 14, 2006

About Optical Communication Products, Inc. (OCP)

Founded in 1991, OCP designs, manufactures and sells a comprehensive line of fiber optic components for metropolitan, local area and fiber-to-the-home networks. Its global speed-to-market strategy calls for increased international market penetration, fast-paced product development and flexible, turnkey manufacturing capacity. The Company’s product lines include optical transceivers, transmitters and receivers. For more information, visit OCP’s web site at www.OCP-inc.com or Investor Digest at www.globalprovince.com/ocpiindex.htm.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those detailed under "Risk Factors" and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include (A) factors relating to the Company and the fiber optic communications industry, such as (i) the risk that our customers are unable to reduce their inventory levels in the near-term and (ii) the risk that we are unable to diversify and increase our customer base; (B) factors relating to the acquisition of GigaComm, such as (i) the possibility that the anticipated benefits from the acquisition cannot be fully realized, (ii) our ability to successfully integrate the operations of GigaComm with those of OCP, and the possibility that costs or difficulties related to the integration will be greater than expected, (iii) our ability to implement future business and acquisition strategies, and (iv) our ability to retain personnel of GigaComm; (C) factors relating to our manufacturing contract with SAE Magnetics, such as the possibility that the expected benefits from that contract will not be fully realized or will be delayed, and (D) factors relating to doing business in Taiwan and The People's Republic of China, such as, but not limited to (i) risks relating to political and diplomatic issues between Taiwan and The People's Republic of China, (ii) difficulty of managing global operations, including staffing and managing foreign operations, (iii) differing labor regulations, and (iv) foreign currency risk. OCP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Mr. Frederic T. Boyer

Senior Vice President and CFO

(818) 251-7220

FBoyer@ocp-inc.com

- Financial Tables to Follow -

Optical Communication Products, Inc.

December 14, 2006

Optical Communication Products, Inc.
Statements Of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$$19,135	$14,806	$70,138	$55,978

Cost of Revenue	14,755	8,476	49,720	34,326

Gross Profit	4,380	6,330	20,418	21,652

Operating expenses:

Research and development	3,191	3,467	11,472	14,621
Sales and marketing	1,303	1,137	5,008	4,710
General and administrative	2,399	1,352	7,950	5,012

Total operating expenses	6,893	5,956	24,430	24,343

Loss from operations	(2,513)	374	(4,012)	(2,691)

Investment income	1,712	1,105	6,063	3,308
Other income (loss), net	(308)	96	(70)	325

Income (loss) before income taxes	(1,109)	1,575	1,981	942
Provision for income taxes	288	1	586	1

Net income (loss)	$(1,397)	$1,574	$1,395	$941

Earnings (loss) per share:
Basic	$(0.01)	$0.01	$0.01	$0.01
Diluted	$(0.01)	$0.01	$0.01	$0.01

Shares outstanding:
Basic	113,394	112,972	113,239	112,894
Diluted	113,394	113,834	114,086	113,810

Optical Communication Products, Inc.

December 14, 2006

Optical Communication Products, Inc.
Balance Sheets
(In thousands, except share and per share data)

	September 30,	September 30,
ASSETS	2006	2005
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$57,413	$83,975
Marketable securities	69,523	64,645
Accounts receivable less allowance for doubtful accounts and sales returns of $550 and $426 in 2006 and 2005, respectively	11,185	9,481
Inventories	25,715	15,318
Income tax receivable	1,284	-
Deferred income taxes	537	-
Prepaid expenses and other current assets	1,333	1,017
Total current assets	166,990	174,436

Property, plant and equipment, net	29,313	24,914
Goodwill	8,330	-
Intangible assets, net	2,656	902
Other assets	29	-

TOTAL	$207,318	$200,252

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$7,239	$3,169
Accounts payable to related parties	2,142	4,095
Accrued payroll related expenses	1,599	1,112
Accrued bonus	1,688	1,916
Other accrued expenses	2,595	1,322
Income taxes payable	180	130
Total current liabilities	15,443	11,744

OTHER LONG-TERM LIABILITIES	159	200

STOCKHOLDERS' EQUITY:
Class A common stock, $0.001 par value; 200,000,000 shares authorized, 47,424,178 and 46,981,407 shares outstanding at September 30, 2006 and 2005, respectively.	47	47
Class B common stock $0.001 par value; 66,000,000 shares authorized, 66,000,000 shares issued and outstanding at September 30, 2006 and 2005, respectively.	66	66
Additional paid-in capital	135,123	133,024
Accumulated other comprehensive loss	(86)	-
Retained earnings	56,566	55,171
Total stockholders’ equity	191,716	188,308

TOTAL	$207,318	$200,252